EXHIBIT 99.1

Immunomedics Reports First Quarter 2020 Results and Provides Corporate Update

Trodelvy™ received accelerated approval from FDA for third-line metastatic triple-negative breast cancer

First patient treated with Trodelvy following successful commercial launch

ASCENT study stopped early due to compelling evidence of efficacy across multiple endpoints, topline results around mid-2020

MORRIS PLAINS, N.J., May 06, 2020 (GLOBE NEWSWIRE) -- Immunomedics, Inc., (NASDAQ: IMMU) (“Immunomedics” or the “Company”), a leading biopharmaceutical company in the area of antibody-drug conjugates (ADC), today reported financial results for the first quarter of 2020. Please refer to the Company’s Quarterly Report on Form 10-Q for more details on the Company’s financial results.

As the world responds to the outbreak of COVID-19, the thoughts of the Immunomedics team are with those affected, the staff who are providing essential services and healthcare workers fighting at the front lines of this pandemic. We also thank our colleagues, who are working tirelessly under the constraints of the current environment, to support the Company’s mission of delivering breakthrough treatments to those in need.

“We entered 2020 with strong momentum across our operations,” stated Dr. Behzad Aghazadeh, Executive Chairman of Immunomedics. “Following a successful biologics license application resubmission in late 2019, we were pleased to receive accelerated approval for Trodelvy in late April and accomplished our goal of bringing this therapy to patients with metastatic triple-negative breast cancer (mTNBC). Trodelvy was launched within days of receiving FDA approval and transformed Immunomedics into a fully-integrated biopharmaceutical company in the process. We also announced the early stoppage of our confirmatory Phase 3 ASCENT study due to compelling evidence of efficacy and look forward to reporting topline study results in mid-2020. These data are expected to establish Trodelvy as a new standard of care in mTNBC and help improve the lives of people with hard-to-treat cancers worldwide. Finally, we significantly strengthened our balance sheet with an over-subscribed follow-on offering that will allow us to build on our momentum during the growth period ahead.”

Recent Highlights and New Developments

  The Phase 3 confirmatory ASCENT study of Trodelvy in third-line mTNBC was halted early due to compelling evidence of efficacy across multiple endpoints, based on the unanimous recommendation by the independent Data Safety Monitoring Committee during its recent routine review of the study. Topline readout is expected around mid-2020.
  Trodelvy received accelerated approval from the FDA for the treatment of adult patients with mTNBC who have received at least two prior therapies for metastatic disease. Trodelvy is the first ADC approved by the FDA specifically for previously-treated mTNBC and is also the first FDA-approved anti-Trop-2 ADC.

  Commercial launch of Trodelvy is underway, with the first patient treated within days of FDA approval and a National Drug Rebate Agreement with The Centers for Medicare & Medicaid Services fully executed.

  The Company entered into a clinical collaboration with Dana-Farber Cancer Institute to conduct two Phase 2 studies to evaluate the safety and efficacy of combining Trodelvy with pembrolizumab (Keytruda®), Merck’s anti-programmed cell death protein 1 (PD-1) antibody, in patients with (i) mTNBC and (ii) hormone receptor positive (HR+)/human epidermal growth factor receptor 2-negative (HER2–) metastatic breast cancer (mBC). In the mTNBC study, approximately 110 newly-diagnosed patients, who are programmed cell death ligand 1 (PD-L1)-negative, will be randomized to receive the combination of Trodelvy and pembrolizumab or Trodelvy alone. The same combination of Trodelvy and pembrolizumab will be used in the second randomized study in approximately 110 hormonal treatment- and chemotherapy-refractory patients with PD-L1-positive, HR+/HER2– mBC. Primary endpoint for both studies is progression-free survival. Other clinical outcome measures, including overall survival, objective response rate by RECIST 1.1, duration of response, and clinical benefit rate, will be used as secondary endpoints.

  An abstract containing early results from cohort 2 of TROPHY U-01 study of Trodelvy in metastatic urothelial cancer patients who are platinum-ineligible and progressed after prior checkpoint inhibitor therapy has been accepted for poster presentation at the 2020 American Society of Clinical Oncology (ASCO) virtual meeting. Topline data from the full first cohort of 100 patients with prior platinum-based and PD-1 or PD-L1 inhibitor therapies are expected to be available in the second half of 2020.

  Additionally, an abstract from a Phase 1/2 study of Trodelvy in patients with previously-treated metastatic endometrial cancer has also been accepted for poster presentation at the 2020 ASCO virtual meeting.

  In adhering to federal and local guidelines on COVID-19, in March 2020 the Company proactively suspended activation of new study sites and slowed the enrollment of new patients for certain clinical studies. The Company continues to work closely with investigators and the FDA to ensure the safety of patients considering the health risks posed by the pandemic, while preserving the integrity of the studies.

  Enrollment into the Phase 3 TROPiCS-02 study of Trodelvy in HR+/HER2– mBC is expected to resume in late May 2020 at select sites that have been carefully vetted for their ability to ensure normal clinical trial operations and patient safety.

  The Company’s leadership team has been strengthened by the appointments of Harout Semerjian as President and Chief Executive Officer, and Dr. Loretta M. Itri as Chief Medical Officer. Dr. Behzad Aghazadeh remains as Executive Chairman while Scott Canute has resumed his role as a member of the Board of Directors.

  John Stubenrauch has been appointed Senior Vice President, Global Head of Manufacturing. Mr. Stubenrauch has decades of experience in global commercial manufacturing across organizations, including AstraZeneca and Merck. Dr. Morris Rosenberg, who helped support the manufacturing operations leading up to Trodelvy’s commercial launch, will be stepping down from the management team, effective May 15, 2020, to pursue the next chapter in his career.

  The Company raised approximately $464.6 million in net proceeds through a public offering of common stock.

Financial Results for the First Quarter of 2020

Total costs and expenses were $82.0 million for the three months ended March 31, 2020, compared to $79.6 million for the comparable quarter ended March 31, 2019. The increase was primarily due to a $4.3 million increase in research and development expenses and a $0.2 million increase in sales and marketing expenses, partially offset by a $2.1 million decrease in general and administrative expenses.

Interest expense was $13.5 million for the three months ended March 31, 2020, compared to $10.0 million for the comparable quarter March 31, 2019. The increase was due primarily to changes in the fair value of our debt balances as a result of the agreement with RPI Finance Trust.

Net loss attributable to stockholders was $93.0 million, or $0.44 per share, for the three months ended March 31, 2020, compared to $87.3 million, or $0.46 per share, for the comparable quarter ended March 31, 2019.

As of March 31, 2020, the Company had $540.6 million in cash, cash equivalents, and marketable securities. On May 1, 2020, the Company closed on its previously announced underwritten public offering of common stock with net proceeds of approximately $464.6 million. The Company believes its projected financial resources are adequate to support commercial launch of Trodelvy in the United States in mTNBC; continue to expand the clinical development programs for Trodelvy; invest in the broader clinical development of the ADC platform (including IMMU-130 and IMMU-140); continued scale up of manufacturing and manufacturing process improvements; and general working capital requirements.

Conference Call

The Company will host a conference call and live audio webcast today at 5:00 p.m. Eastern Time to discuss first quarter 2020 financial results and provide a corporate update. To access the conference call, please dial (877) 303-2523 or (253) 237-1755 using the Conference ID 9146008. The conference call will be webcast via the Investors page on the Company’s website at https://immunomedics.com/investors/. Approximately two hours following the live event, a webcast replay of the conference call will be available on the Company’s website for approximately 30 days.

About Immunomedics

Immunomedics is a leader in next-generation antibody-drug conjugate (ADC) technology, committed to help transform the lives of people with hard-to-treat cancers. Our proprietary ADC platform centers on using a novel linker that does not require an enzyme to release the payload to deliver an active drug inside the tumor cell and the tumor microenvironment, thereby producing a bystander effect. TRODELVY, our lead ADC, is the first ADC FDA approved for the treatment of people with metastatic triple-negative breast cancer and is also the first FDA-approved anti-Trop-2 ADC. For additional information on the Company, please visit its website at https://immunomedics.com/. The information on its website does not, however, form a part of this press release.

Cautionary note regarding forward-looking statements

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding expectations for the timing of the commercial launch of TRODELVY and the Company’s development of TRODELVY for additional indications, clinical trials (including the funding therefor, anticipated patient enrollment, trial outcomes, timing or associated costs), regulatory applications and related timelines, including the filing and approval timelines for BLAs and BLA supplements, out-licensing arrangements, forecasts of future operating results, potential collaborations, capital raising activities, and the timing for bringing any product candidate to market, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, the Company’s reliance on third-party relationships and outsourcing arrangements (for example in connection with manufacturing, logistics and distribution, and sales and marketing) over which it may not always have full control, including the failure of third parties on which the Company is dependent to meet the Company’s business and operational needs for investigational or commercial products and, or to comply with the Company’s agreements or laws and regulations that impact the Company’s business; the Company’s ability to meet post-approval compliance obligations (on topics including but not limited to product quality, product distribution and supply chain requirements, and promotional and marketing compliance); imposition of significant post-approval regulatory requirements on our product candidates, including a requirement for a post-approval confirmatory clinical study, or failure to maintain or obtain full regulatory approval for the Company’s product candidates, if received, due to a failure to satisfy post-approval regulatory requirements, such as the submission of sufficient data from a confirmatory clinical study; the uncertainties inherent in research and development; safety and efficacy concerns related to the Company’s products and product candidates; uncertainties in the rate and degree of market acceptance of products and product candidates, if approved; inability to create an effective direct sales and marketing infrastructure or to partner with third parties that offer such an infrastructure for distribution of the Company’s product candidates, if approved; inaccuracies in the Company’s estimates of the size of the potential markets for the Company’s product candidates or limitations by regulators on the proposed treatment population for the Company’s products and product candidates; decisions by regulatory authorities regarding labeling and other matters that could affect the availability or commercial potential of the Company’s products and product candidates; the Company’s dependence on business collaborations or availability of required financing from capital markets, or other sources on acceptable terms, if at all, in order to further develop our products and finance our operations; new product development (including clinical trials outcome and regulatory requirements/actions); the risk that we or any of our collaborators may be unable to secure regulatory approval of and market our drug candidates; risks relating to the COVID-19 pandemic in the U.S. and around the world; risks associated with litigation to which the Company is or may become a party, including the cost and potential reputational damage resulting from such litigation; loss of key personnel; competitive risks to marketed products; and the Company’s ability to repay its outstanding indebtedness, if and when required, as well as the risks discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

For More Information:

Dr. Chau Cheng
(862) 260-3727
ccheng@immunomedics.com

For Media Inquiries:

Darren Opland, Ph.D.
(646) 627-8387
Darren@lifescipublicrelations.com

IMMUNOMEDICS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	March 31,	December 31,
	2020	2019
ASSETS
Current Assets:
Cash and cash equivalents	$536,295	$608,628
Marketable securities	4,325	4,550
Accounts receivable, net of allowance for doubtful accounts	-	295
Prepaid expenses	17,315	21,818
Other current assets	3,788	3,413
	561,723	638,704

Property and equipment, net	32,150	32,762
Other long-term assets	233	256

Total Assets	$594,106	$671,722

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$59,268	$60,860
Liability related to sale of future royalties - current	7,491	3,455
Lease liability - current	346	337
Deferred revenues	65,000	65,000
Convertible senior notes - net	-	7,106
Liability related to sale of future royalties - non-current	267,215	257,769
Lease liability - non - current	9,875	9,965
Stockholders' equity	184,911	267,230

Total Liabilities and Stockholders' Equity	$594,106	$671,722

Condensed Consolidated Statements of Operations
(in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2020	2019

Total Revenues	$-	$-

Costs and Expenses:
Research and development	62,428	58,172
Sales and marketing	8,067	7,881
General and administrative	11,473	13,595
Total Costs and Expenses	81,968	79,648
Operating Loss	(81,968)	(79,648)
Interest expense	(13,538)	(9,959)
Interest and other income	2,427	2,203
Loss before income tax	(93,079)	(87,404)
Income tax expense	-	-
Net Loss	(93,079)	(87,404)
Less Net Loss attributable to noncontrolling interest	(32)	(67)
Net Loss attributable to Immunomedics, Inc. stockholders	$(93,047)	$(87,337)

Net Loss per common share attributable to Immunomedics, Inc. stockholders (basic and diluted):	$(0.44)	$(0.46)

Weighted average number of common shares outstanding (basic and diluted):	213,247	191,052